EXHIBIT (7)(a)(2)

AMENDMENT 2 TO REINSURANCE AGREEMENT

(TIRe)

AMENDMENT 2

to

REINSURANCE AGREEMENT

Between

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

COLUMBUS, OHIO

hereinafter referred to as “the Company”

and

TRANSAMERICA INTERNATIONAL RE (Bermuda), Ltd

of

Hamiltion, Bermuda

hereinafter referred to as “the Reinsurer”

Whereas, the Company and the Reinsurer entered into a Reinsurance Agreement effective December 31, 2008;

And Whereas, the Company and the Reinsurer wish to amend certain provisions of the Agreement;

Now, Therefore, in consideration of the mutual agreements, promises and covenants provided herein, the Company and the Reinsurer hereby agree to amend the Agreement as follows:

Effective January 1, 2010 Article IV Paragraph 7 will be deleted in its entirety and replaced as follows:

Annuity Payments. In the event that an annuity reinsured hereunder annuitizes, the Reinsurer will pay the Ceding Company the quota share times each periodic payment.

IN WITNESS WHEREOF, WESTERN RESERVE LIFE ASSURANCE COMPANY OF OHIO and TRANSAMERICA INTERNATIONAL Re (Bermuda), LTD have by their respective officers executed this Amendment in duplicate effective this 15th day of June, 2010.

WESTERN RESERVE LIFE ASSURANCE COMPANY OF OHIO	TRANSAMERICA INTERNATIONAL Re (Bermuda), LTD

By	By

Vice President	President & CEO
Title	Title

1